Exhibit 99.2

Contacts
Media & Investors	European Media and Investors
Rob Bennett	David Speechly, Ph.D.
240.453.3990	(+) 44.162.273.9150
robert.bennett@celera.com	david.speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS FIRST QUARTER FISCAL 2005 RESULTS

ROCKVILLE, MD – October 26, 2004– Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $20.3 million, or $0.28 per share, for the first quarter of fiscal 2005 ended September 30, 2004, compared to a net loss of $16.3 million, or $0.23 per share, for the first quarter of fiscal 2004. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“The recent proteomic and genomic discoveries of Celera Genomics and Celera Diagnostics have led to several new therapeutic and diagnostic collaborations,” said Tony L. White, Chief Executive Officer, Applera Corporation. “These collaborators are incorporating our Targeted Medicine concepts in their research programs and creating opportunities for future products, including targeted therapies and diagnostics.”

“Our new collaboration with Genentech complements our other recent alliances with General Electric, Abbott Laboratories and Seattle Genetics, and creates another potential route to products and value based on our targets from proteomics,” said Kathy Ordoñez, President, Celera Genomics. “The highest priorities for Celera Genomics include the continued advancement of our proteomics programs to create therapeutic and diagnostic value and the progression of our most promising unpartnered small molecule programs into clinical trials.”

Highlights

•	During September 2004, Celera Genomics announced a collaboration with Genentech, Inc. to discover and develop targeted therapies for cancer. Genentech may develop various products against therapeutic targets licensed from Celera, including antibodies, antibody fragments, proteins or small molecule drugs. Genentech is expected to make progress-dependent payments to Celera Genomics, based on Genentech’s achievement of preclinical, clinical and commercial milestones and to pay royalties on net sales of any resulting therapeutic products.

•	Celera Genomics’ proteomic studies in pancreatic, lung, colon and breast cancer have produced 16 validated targets. In addition, scientists have selected an additional 83 differentially expressed proteins for validation studies. Celera Genomics has initiated a new research program to identify protein biomarkers in serum and tissue that are associated with cancer. These markers may have both diagnostic and therapeutic utility.

Additional Financial Highlights

•	For the first quarter of fiscal 2005, R&D expenses increased to $24.4 million from $21.8 million in the same quarter last year, due primarily to increased expenditures to support preclinical development activities and proteomic and genomic target discovery programs. These increases were partially offset by lower Online/Information Business R&D expenses.

•	Revenues decreased to $9.6 million from $17.3 million in the first quarter of fiscal 2004, primarily as a result of the continuing expiration of Online/Information Business customer agreements.

•	SG&A expenses for the first quarter of fiscal 2005 decreased to $5.5 million compared to $8.2 million in the prior year quarter, due primarily to lower Online/Information Business expenses.

•	The first quarter fiscal 2005 results included a $4.5 million pre-tax charge associated with the decision to discontinue promotion of products and most operations at Paracel. This charge increased the loss per share by $0.04. The pre-tax charge consists of employee-related charges, asset impairments and other expenses of $2.8 million and cost of sales of $1.7 million.

•	At September 30, 2004, the Group’s cash and short-term investments were approximately $704 million, compared to approximately $746 million at June 30, 2004.

Celera Genomics Outlook

Celera Genomics intends to continue to advance its most promising programs toward IND filings and clinical trials. In support of its recently established collaborations, Celera Genomics expects to continue to identify and validate additional targets within its ongoing proteomic discovery programs in cancer. Celera Genomics plans to initiate at least one new proteomics study during fiscal 2005 and to collaborate with Celera Diagnostics to exploit any diagnostic value from proteomics discoveries.

The fiscal 2005 financial outlook for Celera Genomics is as follows:

•	Cash Use: Celera Genomics’ net cash use is expected to be between $135 and $150 million, including an anticipated $16 to $20 million for Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture. This outlook includes cash used to retire the remaining $6 million in principal amount of the convertible notes that matured during the first quarter of fiscal 2005. This outlook excludes any potential proceeds from the planned sale of the Rockville, MD facility.

•	Expenses: The Group anticipates R&D expenses to be in the range of $110 to $125 million, and SG&A expenses to be in the range of $25 to $30 million. Actual R&D expenses will depend on the rate of progress in discovery and development programs. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be in the range of $28 to $35 million.

•	Revenue: Celera Genomics anticipates revenues will continue to trend downward to a range of $25 to $30 million for fiscal 2005 due to the continuing expiration of Online/Information Business customer agreements.

Risks and uncertainties that may affect Celera Genomics’ financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the first quarter of fiscal 2005, end-user alliance sales for all products, sold primarily by Abbott Laboratories, increased to $12.9 million from $9.6 million in the same quarter last year. This increase was primarily due to higher demand for products sourced during the second half of fiscal 2004 from third parties, including products for HLA typing, and higher demand for Abbott alliance products, including infectious disease products and instruments.

During the recently completed quarter, the pre-tax loss decreased to $9.3 million, compared to $12.0 million in the same quarter last year. This decrease was primarily due to higher revenue and gross margin, and lower SG&A expenses. Reported revenues increased to $9.2 million, compared to $8.5 million in the same quarter last year. Reported revenues for the recent quarter consist primarily of equalization payments from Abbott resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Fluctuation in equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used during the quarter was $10.3 million, compared to $14.7 million in the first quarter of fiscal 2004.

“We are continuing to reduce our operating losses and to advance our discovery research to identify and validate new markers of disease,” said Kathy Ordoñez, President, Celera Diagnostics. “We plan to complete medical utility studies in the coming months related to risk for myocardial infarction, rheumatoid arthritis and breast cancer metastasis. These studies should indicate the utility of our constellations of markers relative to existing diagnostic methods, and should aid in defining our path to new products.”

Celera Diagnostics Highlights

•	An October 2004 publication in the online edition of the Proceedings of the National Academy of Sciences described genetic variants associated with late-onset Alzheimer’s disease that were discovered by scientists at Celera Diagnostics and its collaborators. These gene variants, also referred to as single nucleotide polymorphisms (SNPs), are in genes that code for the GAPD enzyme, which is involved in glucose metabolism and neuronal apoptosis, the programmed death of brain cells. This research may have pharmacogenomic implications for drugs in development, as well as for current and future therapies for Alzheimer’s and other neurodegenerative diseases.

•	During the last three months, Celera Diagnostics initiated studies to determine the medical utility of markers associated with the diseases mentioned above. These markers were previously identified and replicated in discovery research studies. Additional discovery work is underway to identify genetic markers related to Alzheimer’s disease, liver disease, other forms of cardiovascular disease and autoimmune disorders.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics intends to continue advancing its disease association and medical utility studies during fiscal 2005. It also anticipates increased sales of existing products sold through its alliance with Abbott, particularly ASRs for cystic fibrosis and products for infectious disease testing. Celera Diagnostics is also planning the introduction of new products. For fiscal 2005, Celera Diagnostics anticipates pre-tax losses to be in a range of $28 to $35 million, and fiscal 2005 net cash use to be in a range of $30 to $40 million. Total end user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in range of $60 to $70 million during fiscal 2005.

Risks and uncertainties that may affect Celera Diagnostics’ financial performance are detailed in the Forward-Looking Statements section of this release.

Conference Call & Webcast

•	A conference call to discuss financial results will be held today at 11:00 a.m. (ET). Management will focus on each of the Applera businesses separately at the approximate times below:

o	Applied Biosystems Group	11:00 a.m. (ET)
o	Celera Diagnostics	11:45 a.m. (ET)
o	Celera Genomics Group	12:15 pm

•	Conference call number is 706.634.4992 (code “Applera”).
•	This conference call will also be webcast and can be accessed on the “Investors & Media” section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com.
•	A digital recording will be available approximately two hours after the completion of the conference call on October 26 until November 7, 2004. The replay number is 706.645.9291, conference ID 1528463.

About Applera Corporation and Celera Genomics

Applera Corporation consists of two operating groups. The Celera Genomics Group is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. The Applied Biosystems Group (NYSE:ABI) serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” and “potential,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics’ reliance on Applied Biosystems for incremental revenues to Celera Genomics from the Celera Discovery System and Celera Genomics’ related information assets; (3) Celera Genomics’ and Celera Diagnostics’ unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products; (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (5) the uncertainty that Celera Genomics’ or Celera Diagnostics’ products will be accepted and adopted by the market, including the risk that that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (6) reliance on existing and future collaborations, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (7) Celera Genomics’ and Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (8) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (9) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (10) Celera Genomics’ reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business; (11) potential liabilities of Celera Genomics related to use of hazardous materials; (12) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, and the risk to them of infringement claims; (13) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (14) legal, ethical, and social issues which could affect demand for Celera Genomics’ or Celera Diagnostics’ products; (15) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (16) uncertainty of the outcome of existing stockholder litigation; (17) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (18) Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (19) the risk of earthquakes, which could interrupt Celera Diagnostics’ and/or Celera Genomics’ operations; and (20) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

###

Copyright © 2004. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics, Celera Discovery System, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended September 30,

	2004	2003

Net revenues	$9.6	$17.3
Costs and expenses
Cost of sales	2.6	2.7
Research and development	24.4	21.8
Selling, general and administrative	5.5	8.2
Amortization of intangible assets	0.7	0.7
Employee-related charges, asset impairments and other	2.8

Operating loss	(26.4)	(16.1)
Loss on investments, net		(0.7)
Interest income, net	2.9	3.1
Other income (expense), net	1.5	(1.0)
Loss from joint venture	(9.3)	(12.0)

Loss before income taxes	(31.3)	(26.7)
Benefit for income taxes	11.0	10.4

Net loss	$(20.3)	$(16.3)

Loss per share analysis

Net loss	$(20.3)	$(16.3)
Less dividends declared on common stock	—	—

Undistributed loss	$(20.3)	$(16.3)

Net loss per share
Basic and diluted	$(0.28)	$(0.23)

Weighted average number of common shares
Basic and diluted	73,002,000	72,219,000

Back to Contents

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$390.3	$9.6	$9.2	$(1.9)	$407.2
Cost of sales	182.7	2.6	3.1	(1.1)	187.3

Gross margin	207.6	7.0	6.1	(0.8)	219.9
Selling, general and administrative	109.0	5.5	3.0	(0.1)	117.4
Research, development and engineering	51.1	24.4	12.4	(0.6)	87.3
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	7.4	2.8			10.2
Litigation settlement	(8.5)				(8.5)

Operating income (loss)	48.6	(26.4)	(9.3)	(0.1)	12.8
Interest income, net	2.4	2.9			5.3
Other income (expense), net	0.6	1.5			2.1
Loss from joint venture		(9.3)		9.3

Income (loss) before income taxes	51.6	(31.3)	(9.3)	9.2	20.2
Provision (benefit) for income taxes	14.5	(11.0)	(1)	0.6	4.1

Net income (loss)	$37.1	$(20.3)	$(9.3)	$8.6	$16.1

Net income (loss) per share
Basic	$0.19	$(0.28)
Diluted	$0.18	$(0.28)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Back to Contents

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2003
(Dollar amounts in millions except per share amounts)
(unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$382.7	$17.3	$8.5	$(3.5)	$405.0
Cost of sales	184.6	2.7	3.6	(2.2)	188.7

Gross margin	198.1	14.6	4.9	(1.3)	216.3
Selling, general and administrative	96.3	8.2	4.5	0.1	109.1
Research, development and engineering	59.6	21.8	12.4	(1.4)	92.4
Amortization of intangible assets		0.7			0.7

Operating income (loss)	42.2	(16.1)	(12.0)		14.1
Gain (loss) on investments, net	1.2	(0.7)			0.5
Interest income, net	2.9	3.1			6.0
Other income (expense), net	0.1	(1.0)			(0.9)
Loss from joint venture		(12.0)		12.0

Income (loss) before income taxes	46.4	(26.7)	(12.0)	12.0	19.7
Provision (benefit) for income taxes	13.0	(10.4)	(1)	1.1	3.7

Net income (loss)	$33.4	$(16.3)	$(12.0)	$10.9	$16.0

Net income (loss) per share
Basic	$0.16	$(0.23)
Diluted	$0.16	$(0.23)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

First quarter fiscal 2004 numbers have been reclassified for comparative purposes.